EXHIBIT 10.3

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter referred to as this “Agreement” or the “Employment Agreement”) is made and entered into as of December 16, 2014 between ESA Management, LLC, a Delaware limited liability company (the “Company”), and Jonathan Halkyard (the “Employee”).

WHEREAS, HVM L.L.C. and the Employee previously entered into an employment agreement as of September 1, 2013, pursuant to which the Employee served as the Chief Operating Officer of HVM L.L.C. (the “Original Agreement”);

WHEREAS, in connection with certain restructuring transactions that occurred immediately prior to the initial public offering of Extended Stay America, Inc. (“ESA”) and ESH Hospitality, Inc., the Company assumed the Original Agreement; and

WHEREAS, the Company wishes for the Employee to serve as the Chief Financial Officer of the Company and ESA and the Employee wishes to accept such employment, and the parties wish to enter into this Agreement to set forth the terms of such employment.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1. Employment Period. Subject to Section 4 hereof, the Company will employ the Employee, and the Employee will serve the Company under the terms of this Agreement for a period commencing on January 5, 2015 (the “Effective Date”) and ending on September 30, 2015. The Employee’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

2. Duties and Status.

A. Position. The Company hereby engages the Employee as its Chief Financial Officer (“CFO”) on the terms and conditions set forth in this Agreement. During the Employment Period, the Employee shall have such authority and responsibility and perform such duties consistent with the CFO’s position as may be assigned from time to time by the Company. The Employee agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement. During the Employment Period, the Employee shall report directly to the Company’s Chief Executive Officer (the “CEO”).

B. Standard of Care. The Employee agrees to carry out his duties hereunder in a reasonable, diligent, prudent and professional manner consistent with his fiduciary duties as an officer of the Company.

3. Compensation and Benefits.

A. Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $550,000 per annum (the “Base Salary”), payable in accordance with the normal payroll practices of the Company; provided however, that for 2014, Employee will receive a pro-rated portion based upon the Effective Date. The Base Salary shall be reviewed annually by the Company in accordance with Company policies.

B. Bonus. During the Employment Period, the Employee shall be eligible to receive an annual bonus (the “Bonus”) under the Company’s annual bonus program as may be in effect from time to time. With respect to such Bonus, the Employee shall have an annual target bonus opportunity of $550,000 (the “Target Bonus”). The Compensation Committee (the “Committee”) of the Board of Directors of ESA (the “Board”) will determine the actual performance and the amount of the Bonus in accordance with the terms of the annual bonus program, and will pay such Bonus prior to March 15th of the following year. The payment of any Bonus is expressly conditioned upon Employee’s active status as CFO on the date any such Bonus is payable, unless otherwise provided in Section 5.

C. Benefits. During the Employment Period, the Employee shall be entitled to participate in all of the employee benefit plans of the Company in effect during the Employment Period which are generally available to similarly situated employees of the Company, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans.

D. Business Expenses. During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties under this Agreement in accordance with Company policies.

E. Equity Grant. As soon as reasonably practicable after the Effective Date, ESA shall award the Employee a grant of 100,000 restricted stock units under the Extended Stay America, Inc. 2013 Long-Term Incentive Plan (the “RSU Award”). The RSU Award will be scheduled to vest 50% on each anniversary of the date of grant. Notwithstanding any other provision of this Agreement to the contrary, in the event of a termination of the Employee’s employment with the Company for any reason, other than by the Company for Cause (as defined below) or by the Employee without Good Reason (as defined below), any unvested portion of the RSU Award as of the date of such termination shall fully vest.

F. Indemnification and D&O Insurance.

(i) The Company shall, to the full extent permitted by law and subject to the Company’s governing documents, indemnify and hold harmless the Employee from and against any liability, damage, claim, settlement, or expense incurred by reason of any act performed or omitted to be performed by the Employee in connection with the business of the Company, including, without limitation, reasonable attorneys fees and reasonable expenses incurred by the Employee in connection with the defense of any action based on any such act or omission. Without limiting the foregoing, the Employee shall be entitled to the benefit of the indemnification provisions available to similarly situated officers of the Company.

(ii) The Employee shall be covered under any directors’ and officers’ liability insurance policies maintained by the Company to the extent of the limits and subject to any exclusions provided in the policy as are applicable to the Company’s officers in general.

4. Termination of Employment.

A. Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Employment Period, and the Executive may voluntarily terminate his employment hereunder for any reason during the Employment Period, in each case in accordance with such notice as required pursuant to this Section 4.

B. Termination Without Cause. The Company may terminate the Employee’s employment hereunder without Cause during the Employment Period upon thirty (30) days’ prior written notice to the Employee.

C. Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder if such termination shall be the result of:

(i) willful fraud or misconduct, or gross negligence in connection with the Employee’s performance of duties hereunder;

(ii) the deliberate or intentional failure or willful nonfeasance by the Employee to substantially perform his duties hereunder;

(iii) conduct which is materially detrimental to the reputation, goodwill or business operations of the Company or any of its affiliates; or

(iv) the conviction for, or plea of nolo contendere to, a charge of commission of a felony.

D. Good Reason. The Employee may voluntarily terminate his employment hereunder for any reason, including Good Reason upon thirty (30) days’ prior written notice to the Company, provided, that, the Employee has provided such written notice setting forth the conduct of the Company that constitutes Good Reason (as defined below) within sixty (60) days of the first date on which the Employee has knowledge of such conduct. For purposes of this Agreement, “Good Reason” shall mean:

(i) any materially adverse modification of the Employee’s positions, responsibilities or titles;

(ii) a reduction of the Employee’s Base Salary; or

(iii) any failure by the Company to comply in all material respects with the compensation and benefits provisions of Section 3 hereof or any other material breach of this Agreement by the Company, including the Employee’s being required to report to any person other than the CEO, which breach remains uncured thirty (30) days after notice of such breach is delivered by the Employee to the Company.

E. Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Employee. The Employment Period may be terminated by the Company if, in the reasonable judgment of the Board, the Employee shall be rendered incapable of performing his duties to the Company by reason of any physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six (6) or more consecutive months from the first date of the Employee’s absence due to the disability; or (ii) nine (9) months during any twelve (12) month period (a “Disability”). If the Employment Period is terminated by reason of Disability of the Employee, the Company shall give thirty (30) days’ advance written notice to that effect to the Employee.

5. Consequences of Termination.

A. Without Cause, for Good Reason. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of (a) the Employee’s termination by the Company without Cause, or (b) the Employee’s voluntary resignation for Good Reason, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) any unpaid portion of the Base Salary provided for in Section 3.A. paid through the date of termination; (ii) payment of the Bonus earned for the year prior to such termination (to the extent not already paid); (iii) reimbursement for any expenses incurred prior to the termination date for which the Employee shall not have theretofore been reimbursed as provided in Section 3.D. hereof; (iv) payment of all other accrued obligations of the Company, including accrued vacation and entitlements under the Company’s welfare and retirement plans (each such payment, and any payments to be provided pursuant to sub-sections (i), (ii) and (iii) above, an “Accrued Benefit” and together, the “Accrued Benefits”); (v) a lump sum payment equal to one times the sum of the Employee’s Base Salary and target Bonus, each as in effect on the date of termination; (vi) payment of a Bonus for the year of termination in the amount of the Bonus that would have been payable for the year of termination, based on actual performance as determined at the end of the applicable performance period under the terms of the Company’s annual bonus plan, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, which amount shall be payable at the same time as bonuses are paid to similarly situated employees in accordance Section 3.B.; and (vii) reimbursement for COBRA premiums for the one year period following termination date. Payment of any Accrued Benefits shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment. Payment of the amounts set forth in subsections (v), (vi), and (vii) above shall not commence prior to the sixtieth (60th) day following the date of the Employee’s termination of employment.

B. Termination Due to Death. In the event that the Employee’s employment with the Company is terminated on account of the Employee’s death, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive any (i) any Accrued Benefits; and (ii) payment of a Bonus for the year of termination in the amount of the Target Bonus for the year of termination, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, which amount shall be payable at the same time as bonuses are paid to similarly situated employees in accordance Section 3.B. Payment of any Accrued Benefits shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment. Payment of the amount set forth in subsection (ii) above shall not commence prior to the sixtieth (60th) day following the date of the Employee’s termination of employment.

C. Termination Due to Disability. In the event that the Employee’s employment with the Company is terminated on account of the Employee’s Disability, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any Accrued Benefits; (ii) continued payment of the Employee’s Base Salary, as in effect on the date of termination, for the greater of (a) the balance of the calendar year in which the Employee was deemed to have a Disability or (b) six (6) months, which payments shall be made in accordance with the usual payroll policies in effect at the Company as if the Employee had continued employment; provided that the first payment shall be made on the sixtieth (60th) day after the Employee’s termination of employment and such first payment shall include payment amounts that would otherwise be due prior thereto; and (iii) payment of a Bonus for the year of termination in the amount of the Target Bonus for the year of termination, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, which amount shall be payable at the same time as bonuses are paid to similarly situated employees in accordance Section 3.B. Payment of any Accrued Benefits shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment. Payment of the amount set forth in subsection (iii) above shall not commence prior to the sixtieth (60th) day following the date of the Employee’s termination of employment.

D. Release. The obligation of the Company to make any of the payments to the Employee under Sections 5.A.(v), (vi) and (vii); Section 5.B.(ii); Sections 5.C.(ii) and (iii); and Section 5.E.(ii) shall be conditioned upon the execution and delivery by the Employee of a general release substantially in the form attached as Appendix A, and such release becoming effective and irrevocable in its entirety on or prior to the sixtieth (60th) day following the date of the Employee’s termination of employment, in which the Employee unconditionally, without any reservation, irrevocably and forever releases and discharges the Company and its affiliates, and those parties for which Employee has provided services in connection with his employment by the Company, including without limitation, their respective shareholders, members, partners, officers, directors, managers and employees (collectively, the “Released Parties”) of and from any and all claims, causes of action or demands, that the Employee then has, or may have, against any of the Released Parties, other than claims arising under this Agreement.

E. Other Termination. In the event that the Employee’s employment with the Company is terminated during the Employment Period as a result of (a) a voluntary resignation/termination by the Employee other than for Good Reason, or (b) by the Company for Cause, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any Accrued Benefits; and (ii) other than upon a termination by the Company for Cause, payment of a Bonus for the year of termination in the amount of the Bonus that would have been payable for the year of termination, based on actual performance as determined at the end of the applicable performance period under the terms of the Company’s annual bonus plan, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, which amount shall be payable at the same time as bonuses are paid to similarly situated employees in accordance Section 3.B. Payment of any Accrued Benefits shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment. Payment of the amount set forth in subsection (ii) above shall not commence prior to the sixtieth (60th) day following the date of the Employee’s termination of employment.

F. Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

G. Return of Records. Upon any termination of employment, whether voluntary or involuntary, or upon the Company’s request at any time, the Employee shall immediately return to the Company all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company, including notebooks, correspondence, memos, drawings or diagrams, computer files and databases, graphics and formulas, whether prepared by the Employee or by others and whether required by the Employee’s work or for his personal use, whether copies or originals, unless the Employee first obtains the Company’s written consent to keep such records.

H. Mitigation. The Employee shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement (including the obligations of the Company under Section 3.F.), and there shall be no offset against amounts or benefits due to the Employee under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against the Employee or any remuneration or other benefit earned or received by Employee after such termination.

6. Restrictive Covenants.

A. Non-Disparagement. During the Employee’s term of employment with the Company and at all times thereafter, the Employee shall not defame, disparage, make negative statements about or act in any manner that is intended to or does damage to the goodwill, business or personal reputations of any of the Company and its affiliates, and their respective shareholders, members, partners, officers, directors, managers and employees.

B. Confidentiality. Employee agrees that during his employment with the Company, he has and will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information,” provided that Confidential Information shall not include such information that is generally available to the public (other than as a result of disclosure by the Employee) or information publicly known in the industry. Disclosure of any Confidential Information will not be prohibited if such disclosure is directed pursuant to a valid and existing subpoena or order of a court or other governmental body or agency within the United States; provided, that the Employee will first have given prompt notice to the Company of any such subpoena or order (or proceeding pursuant to any such order). Such Confidential Information is not readily available to the public and accordingly, Employee agrees that he will not at any time, whether during his employment with the Company or thereafter, disclose to anyone (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties.

C. Non-Competition after Termination. In consideration of the rights and benefits hereunder, the Employee agrees that so long as he is an employee of the Company and for a period of one (1) year (the “Non-Competition Period”) after the date of termination of his employment, he shall not: (i) solicit or encourage any employee of the Company to leave the employment of the Company; or (ii) directly or indirectly, as owner, member, manager, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any other capacity whatsoever, engage in, become financially interested in, employed by or have any connection with, any person, entity or business in the extended stay lodging sector that is in competition with the Company’s business (a “Competing Business”), provided, however, that Employee may (i) form his own company for purposes of constructing or operating extended stay hotels, so long as he is in compliance with the non-solicit provision contained in this Section 6.C. and (ii) own any securities of any corporation which is engaged in such business and is publicly owned and traded, but in an amount not to exceed at any one time one percent (1%) of the class of a publicly traded stock or securities of such corporation.

D. Enforcement. The Employee acknowledges and agrees that the provisions of this Agreement, including Section 6, are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if the Employee breaches any provision of this Agreement, including Section 6, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to an injunction or other order from a court of competent jurisdiction enjoining such breach or threatened breach, without posting any bond. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

7. Section 409A.

A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. If the Employee notifies the Company that the Employee has received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Employee, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.

B. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

C. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement to the Employee in any other calendar year; (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

D. For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8. Notice.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	ESA Management, LLC 11525 N. Community House Road, Suite 100 Charlotte, NC 28277 Attention: General Counsel Facsimile No.: (980) 345-1665

If to Employee: During the Employment Period, at his principal office at the Company (including designated facsimile number), and at all times to his principal residence or home facsimile number as reflected in the records of the Company.

Each party may change its address by written notice in accordance with this Section 8.

9. Governing Law.

This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, without giving effect to the principles of conflict of laws thereof. Except as provided in Section 6.D. above, any controversy, claim or dispute arising out of or relating to this Agreement, or any breach or alleged breach hereof, shall be settled by final and binding arbitration, conducted in New York City, New York, before, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties thereto and each party shall bear such party’s own attorneys’ fees in connection with such arbitration; provided, however, that if the Employee is the prevailing party in any arbitration arising under this Section, he shall be entitled to recover from the Company his reasonable attorneys’ fees and expenses incurred with respect thereto in addition to any other available remedies.

10. Successors and Assigns.

This Agreement shall be binding upon Company’s successors and assigns. The term “Company” as used herein includes such successors and assigns. The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of Company’s assets and business (including this Agreement) whether by operation of law or otherwise. This Agreement, with respect to Employee, is for personal services, and is therefore not assignable.

11. Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12. Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13. Entire Agreement.

This Agreement constitutes the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, including the Original Agreement, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

14. No Conflict.

The Employee represents and warrants that Employee is not in default under, or in breach of, any agreement requiring Employee to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or agreements not to compete or interfere with any prior employer including, but not limited to, any employment agreement; and neither the execution and delivery of this agreement nor the performance by Employee of Employee’s obligations hereunder will conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which Employee is a party or to which Employee may be subject.

15. Attorney’s Fees.

The Company agrees to promptly pay all fees and charges of the Employee’s attorneys reasonably incurred by the Employee in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ESA Management, LLC, a Delaware limited liability company

By:	Extended Stay America, Inc., as its sole member

By:	/s/ James L. Donald
Name:	James L. Donald
Title:	President & Chief Executive Officer

Jonathan Halkyard

/s/ Jonathan Halkyard

Appendix A

RELEASE

Jonathan Halkyard (“Employee”) and ESA Management, LLC (the “Company”), for and in consideration of the payments and benefits that Employee shall receive under the Amended and Restated Employment Agreement dated as of December 16, 2014 (the “Employment Agreement”), and in consideration of the mutual consideration contained in the Employment Agreement, Employee and the Company hereby execute the following General Release (“Release”) and agree as follows (capitalized terms not defined below shall have the meaning set forth in the Employment Agreement):

1. Employee understands and agrees that from and after the date of his termination of employment with the Company, he no longer is authorized to incur any expenses, obligations or liabilities on behalf of the Company.

2. Employee, on behalf of Employee, Employee’s agents, assignees, attorneys, successors, assigns, heirs and executors, does hereby fully and completely forever release each of the Company and those parties for which Employee has provided services in connection with his employment by the Company, including without limitation, their respective affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Employee or Employee’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties or any of them, in law, admiralty or equity, whether known or unknown to Employee, for, upon, or by reason of any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Employee, including, without limitation, in connection with or in relationship to Employee’s employment or other service relationship with the Company or its respective affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims are collectively referred to herein as the “Released Claims”).

3. The Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief. The Released Claims shall not include any claims (i) to entitlements under the Employment Agreement, (ii) for indemnification, advancement of expenses and other right to benefit from the exculpatory provisions pursuant under the organizational documents of the Company, or (iii) any right to accrued salary or vacation, or entitlements under any employee benefit plan maintained by the Company.

4. This means that, by signing this Release, the Employee shall have waived any right which the Employee may have had to bring a lawsuit or make any claim against the Released Parties based on the Released Claims. If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release forbids Employee from cooperating in such proceedings, but by this Release, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

5. Employee agrees to make himself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which Employee was involved during the period in which Employee was an officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the investigation, defense or prosecution of such actions.

6. Employee represents that he has read carefully and fully understands the terms of this Release, and that Employee has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Employee acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Release, other than those set forth in this Release. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider whether Employee wants to sign this Release and that the Age Discrimination in Employment Act gives Employee the right to revoke this Release within seven (7) days after it is signed, and Employee understands that he will not receive any payments due him under the Employment Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Employee has not revoked this Release. Upon such revocation, this Release and the provisions entitling him to future benefits under the Employment Agreement shall be null and void and of no further force and effect. To the extent Employee has executed this Release within less than twenty-one (21) days after its delivery to Employee, Employee hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

7. The Company does hereby fully and completely forever release Employee from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Company, its subsidiaries, its successors or assigns ever had, now have or may have against the Employee, in law, admiralty or equity, whether known or unknown to the Company for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by the Company, including, without limitation, in connection with or in relationship to Employee’s employment or other service relationship with the Company or its respective affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided however that notwithstanding anything to the contrary herein, the Company does not hereby release the Employee for acts of fraud or willful misconduct, whether or not known to the Company at the date this Release is signed.

Employee

Date

Date